Exhibit 99.1

Pitney Bowes Announces First Quarter 2016 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--May 3, 2016--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the first quarter 2016.

Quarterly Financial Results:

  Revenue of $845 million, a decline of 3 percent, excluding the impacts of market exits and currency; a decline of 4 percent on a constant currency basis and a decline of 5 percent as reported.
  Adjusted EPS of $0.34; GAAP EPS of $0.30
  SG&A of $327 million, which includes $12 million of incremental costs for advertising and ERP implementation.
  Free cash flow of $60 million; GAAP cash from operations of $58 million
  Repurchased 6.8 million shares of common stock
  Reaffirming 2016 annual guidance

“We continued to make progress during the first quarter as performance improved in several of our businesses and we largely completed the next major milestones in our transformation to deliver greater long-term value,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “During the quarter, we turned in a strong performance in new equipment sales in North America Mailing, a leading indicator for our Mailing business. Our Presort Services business also performed well, and Global Ecommerce continued to have strong revenue growth. However, we did not execute in our Software Solutions business, which also experienced weaker technology market conditions. We have realigned our Software management team and expect improvement throughout the year.

“In the last 120 days, we launched the first major television advertising campaign in twenty years, deployed our new ERP and business process platform in Canada and the U.S., and moved to a dealer network in several markets. Last week, we announced the Pitney Bowes Commerce Cloud, including five SaaS-based solutions that utilize our physical and digital capabilities, mobile, global and ecommerce technologies with all of the end-to-end requirements that drive commerce. While these investments have impacted our first quarter results, we will begin to realize benefits associated with the implementation of our new platform beginning in the second half of the year. Going forward, I am confident in our ability to deliver on our long-term strategic plans and we will continue to unlock value for our shareholders.”

First Quarter 2016 Results

Revenue totaled $845 million for the quarter. On a comparative basis, revenue declined 3 percent versus the prior year when adjusted for the impact of currency and the impact from the exit of direct operations (market exits) in Mexico, South Africa and five markets in Asia. Revenue declined 4 percent on a constant currency basis and 5 percent on a reported basis.

Digital Commerce Solutions revenue grew 11 percent on a constant currency basis and 9 percent on a reported basis. Revenue on a constant currency basis benefited from growth in Global Ecommerce, while revenue declined in Software Solutions.

Enterprise Business Solutions revenue declined 1 percent compared to the prior year when adjusted for the impact of currency and market exits. Revenue declined 2 percent on a constant currency basis and 3 percent on a reported basis. Revenue benefited from continued growth in Presort Services, which was offset by a decline in Production Mail.

Small and Medium Business (SMB) Solutions revenue declined 3 percent compared to the prior year when adjusted for the impact of currency and market exits. Revenue declined 4 percent on a constant currency basis and 5 percent on a reported basis. SMB equipment sales revenue grew globally while recurring revenues declined.

Adjusted earnings per diluted share were $0.34. Earnings per diluted share on a Generally Accepted Accounting Principles (GAAP) basis were $0.30, which included $0.02 per share for restructuring charges and $0.01 per share for disposition costs related to the market exits.

Earnings per share comparisons this quarter were adversely impacted by $0.03 per share for incremental advertising expenses; $0.01 per share for higher ERP related expenses and $0.02 per share for the absence of Imagitas earnings compared to last year.

The Company’s earnings per share results for the quarter are summarized in the table below:

	First Quarter*
	2016	2015
Adjusted EPS from continuing operations	$0.34	$0.40
Restructuring	(0.02)	-
Dispositions expense	(0.01)	-
GAAP EPS	$0.30	$0.40

* The sum of the earnings per share may not equal the totals above due to rounding

Free Cash Flow Results

Free cash flow during the quarter was $60 million and $58 million on a GAAP operating cash basis. In comparison to the prior year, free cash flow declined due to lower net income and a slower decline in finance receivables. Cash flow comparisons were also impacted by the timing of payments resulting from the launch of the new ERP program in the U.S.

During the quarter, the Company used cash for: $36 million in dividends to its common shareholders; $128 million for share repurchases; $22 million for restructuring payments and $37 million for a contribution to the UK pension fund.

Business Segment Reporting

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The primary reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group includes the global Production Mail and Presort Services segments. Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail. Presort Services provides sortation services to qualify large mail volumes for postal worksharing discounts.

The Digital Commerce Solutions group includes the Software Solutions and Global Ecommerce segments. Software Solutions provide customer engagement, customer information and location intelligence software. Global Ecommerce facilitates global cross-border ecommerce transactions and shipping solutions for businesses of all sizes.

The Other segment is comprised of the Imagitas marketing services business, which was sold on May 29, 2015.

Consolidated Segment Results
($ millions)	First Quarter
	2016	2015	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
Revenue	$845	$891	(5%)	(4%)	(3%)
Segment EBIT	$202	$229	(12%)

* Excluding the impacts of currency and the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia.

SMB Solutions Group
($ millions)	First Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
North America Mailing	$350	$362	(3%)	(3%)	(3%)
International Mailing	104	116	(11%)	(7%)	(5%)
SMB Solutions Total	$453	$478	(5%)	(4%)	(3%)

EBIT
North America Mailing	$156	$164	(5%)
International Mailing	12	12	1%
SMB Solutions Total	$168	$175	(4%)

* Excluding the impacts of currency and the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia.

North America Mailing

The revenue rate of decline for the quarter was consistent with prior quarters. Equipment sales and supplies increased in the mid-single digit range compared to the prior year on a constant currency basis, which was the best year-over-year performance for equipment sales in several years. Recurring revenue streams declined at a mid-single digit rate. The Company continues to focus on driving increased sales effectiveness in the segment’s sales channels, which was evident in the quarter. EBIT margin was lower as a result of the decline in high margin recurring revenue streams.

International Mailing

Excluding the adverse effect from currency and the recent market exits, the revenue decline for the segment continued to moderate. The Company’s strategies of realigning its geographic footprint and go-to-market have been completed and the productivity benefits are being reflected in the results. Revenue on a constant currency basis benefited from equipment sales growth in France, Germany and Japan. The decline in recurring revenue streams was consistent with prior quarters. EBIT margin improved versus the prior year primarily as a result of lower costs associated with the change in go-to-market.

Enterprise Business Solutions Group
($ millions)	First Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency	Y/Y Ex Currency & Market Exits*
Production Mail	$ 87	$100	(12%)	(11%)	(8%)
Presort Services	127	122	5%	5%	5%
Enterprise Business Total	$215	$221	(3%)	(2%)	(1%)

EBIT
Production Mail	$7	$9	(24%)
Presort Services	29	27	5%
Enterprise Business Total	$36	$37	(2%)

* Excluding the impacts of currency and the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia.

Production Mail

Excluding the adverse effect from currency and the recent market exits, revenue declined 8 percentage points. Equipment sales declined due to fewer inserting equipment installations in part due to the timing of closing some large deals. Support services and supplies revenue declined, in part, as a result of some in-house mailers shifting their mail processing to third party outsourcers and the recent market exits. EBIT margin declined versus the prior year as a result of the lower revenue, especially the higher-margin inserting equipment sales revenue.

Presort Services

Revenue benefited from the higher volume of First Class mail processed as well as expansion into the St. Louis market. EBIT margin was relatively flat to the prior year as benefits from on-going operational productivity initiatives offset increased mail processing costs.

Digital Commerce Solutions Group
($ millions)	First Quarter
Revenue	2016	2015	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$ 78	$86	(10%)	(7%)
Global Ecommerce	98	75	30%	31%
Digital Commerce Total	$176	$162	9%	11%

EBIT
Software Solutions	$ (3)	$ 4	(162%)
Global Ecommerce	1	8	(91%)
Digital Commerce Total	($ 2)	$12	(115%)

Software Solutions

Revenue declined due to fewer large licensing deals and lower data-related revenue versus the prior year. The Company is expanding its channel reach and focus on several high-potential industries with targeted solutions, which have longer sales cycles. Management continues to focus on improving sales efficiency and expanding the indirect channel to improve the pipeline of deals. EBIT margin declined as a result of the lower licensing revenue, which has a high margin, and increased selling and marketing costs.

Global Ecommerce

Results included another full quarter of revenue from Borderfree retail clients and strong growth in the UK marketplace. The launch of new retail storefronts also added to revenue in the quarter. Outbound U.S. package shipments improved during the course of the quarter as pressure from the strong U.S. dollar began to subside.

EBIT margin declined versus the prior year due to the amortization of acquisition-related intangible costs and investments in the business, which more than offset the early stages of synergy savings. The Company remains on-track to achieve its synergy run-rate objective by the end of the year.

Other
($ millions)	First Quarter
	2016	2015	Y/Y Reported	Y/Y Ex Currency
Revenue	$0	$30	NM	NM
EBIT	$0	$5	NM

The Other segment is comprised of the Imagitas marketing services business, which was sold in May 2015.

2016 Guidance

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

The Company is reaffirming its annual revenue growth, earnings per share and free cash flow guidance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2016 will not change significantly. This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs.

The Company still expects in 2016:

  Revenue, on a constant currency basis, to be in the range of a 1 percent decline to 2 percent growth when compared to 2015.
  Earnings per diluted share from continuing operations to be in the range of $1.80 to $2.00 on both an adjusted and GAAP basis.
  Free cash flow to be in the range of $425 million to $525 million.

The Company is providing further detail on the timing of advertising and ERP expenses among the quarters. The Company expects:

  Incremental marketing expense in the second quarter to have a similar impact on earnings as the first quarter. The change in timing of the expense is related, in part, to an extension of the Company’s advertising campaign and support for the launch of the new Pitney Bowes Commerce Cloud solutions. Total annual expense is expected to remain the same.
  Incremental ERP expense is expected to be the highest in the second quarter as the Company supports the post-launch implementation phase of its ERP platform in the U.S.
  The aggregate of these incremental advertising and ERP expenses in the second quarter are expected to be at a similar level to the impact on earnings in the first quarter.

The Company still expects:

  Revenue, excluding the impacts of currency; to be driven by growth in the double-digit range in Digital Commerce Solutions; flat to modest growth in Enterprise Business Solutions and a low single-digit decline in SMB Solutions.
  Revenue results will be impacted by the recent market exits, which generated $26 million in revenue in 2015.
  On-going improvement in SG&A as a percent of revenue as a result of the expected benefits from the implementation of the new ERP program. The majority of these benefits in 2016 are expected to be realized in the second half of the year, after the U.S. launch and stabilization period.
  A tax rate in the range of 32 to 35 percent.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce. More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes. For additional information, visit Pitney Bowes at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings before interest and taxes (EBIT), adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; the ability to protect the Company’s information technology systems against service interruptions, misappropriation of data, or breaches of security resulting from cyber-attacks or other events; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; the success of our investment in rebranding the Company; the risk of losing some of the Company’s larger clients in the Global Ecommerce segment; integrating newly acquired businesses, including operations and product and service offerings; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; increased customs and regulatory risks associated with cross-border transactions; and other factors beyond its control as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2016 and 2015, and consolidated balance sheets at March 31, 2016 and December 31, 2015 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue:
Equipment sales	$159,361	$165,964
Supplies	72,051	73,368
Software	78,058	86,357
Rentals	104,090	113,997
Financing	97,423	105,630
Support services	128,260	139,558
Business services	205,346	205,807

Total revenue	844,589	890,681

Costs and expenses:
Cost of equipment sales	71,539	75,013
Cost of supplies	20,690	22,659
Cost of software	26,815	29,864
Cost of rentals	20,495	20,701
Financing interest expense	14,915	18,770
Cost of support services	75,249	83,599
Cost of business services	135,538	139,919
Selling, general and administrative	326,882	314,529
Research and development	26,568	26,048
Restructuring charges, net	6,933	(81)
Interest expense, net	19,301	24,064

Total costs and expenses	744,925	755,085

Income from continuing operations before income taxes	99,664	135,596
Provision for income taxes	37,024	50,547

Income from continuing operations	62,640	85,049
Income from discontinued operations, net of tax	-	157

Net income	62,640	85,206
Less: Preferred stock dividends attributable to noncontrolling interests	4,594	4,594

Net income - Pitney Bowes Inc.	$58,046	$80,612

Amounts attributable to common stockholders:
Net income from continuing operations	$58,046	$80,455
Income from discontinued operations, net of tax	-	157

Net income - Pitney Bowes Inc.	$58,046	$80,612

Basic earnings per share attributable to common stockholders:
Continuing operations	$0.30	$0.40
Discontinued operations	-	-

Net income - Pitney Bowes Inc.	$0.30	$0.40

Diluted earnings per share attributable to common stockholders:
Continuing operations	$0.30	$0.40
Discontinued operations	-	-

Net income - Pitney Bowes Inc.	$0.30	$0.40

Weighted-average shares used in diluted earnings per share	193,181,424	202,679,433

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	March 31, 2016	December 31, 2015 (1)
Current assets:
Cash and cash equivalents	$612,987	$650,557
Short-term investments	122,147	117,021
Accounts receivable, net	383,839	457,327
Short-term finance receivables, net	912,755	935,170
Inventories	100,353	88,824
Current income taxes	11,494	6,584
Other current assets and prepayments	70,609	64,325

Total current assets	2,214,184	2,319,808

Property, plant and equipment, net	335,760	330,088
Rental property and equipment, net	178,877	180,662
Long-term finance receivables, net	741,138	763,054
Goodwill	1,765,002	1,745,957
Intangible assets, net	184,047	187,378
Noncurrent income taxes	68,437	70,294
Other assets	518,377	525,891

Total assets	$6,005,822	$6,123,132

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,311,486	$1,448,321
Current income taxes	27,471	16,620
Current portion of long-term debt and notes payable	269,732	461,085
Advance billings	356,412	353,025

Total current liabilities	1,965,101	2,279,051

Deferred taxes on income	216,648	205,668
Tax uncertainties and other income tax liabilities	67,502	68,429
Long-term debt	2,775,213	2,489,583
Other noncurrent liabilities	561,720	605,310

Total liabilities	5,586,184	5,648,041

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	492	505
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	145,755	161,280
Retained earnings	5,177,573	5,155,537
Accumulated other comprehensive loss	(839,842)	(888,635)
Treasury stock, at cost	(4,684,049)	(4,573,305)

Total Pitney Bowes Inc. stockholders' equity	123,268	178,721

Total liabilities, noncontrolling interests and stockholders' equity	$6,005,822	$6,123,132

(1)	Certain prior year amounts have been revised for accounting rules that became effective January 1, 2016.

Pitney Bowes Inc.
Business Segments - Revenue and EBIT
(Unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015	% Change
Revenue

North America Mailing	$349,726	$361,874	(3%)
International Mailing	103,759	116,173	(11%)
Small & Medium Business Solutions	453,485	478,047	(5%)

Production Mail	87,425	99,503	(12%)
Presort Services	127,396	121,531	5%
Enterprise Business Solutions	214,821	221,034	(3%)

Software Solutions	77,922	86,237	(10%)
Global Ecommerce	98,361	75,386	30%
Digital Commerce Solutions	176,283	161,623	9%

Other	-	29,977	(100%)

Total revenue	$844,589	$890,681	(5%)

EBIT (1)

North America Mailing	$155,915	$163,665	(5%)
International Mailing	11,851	11,724	1%
Small & Medium Business Solutions	167,766	175,389	(4%)

Production Mail	6,824	9,032	(24%)
Presort Services	28,910	27,494	5%
Enterprise Business Solutions	35,734	36,526	(2%)

Software Solutions	(2,572)	4,133	(162%)
Global Ecommerce	772	8,146	(91%)
Digital Commerce Solutions	(1,800)	12,279	(115%)

Other	-	4,958	(100%)

Total EBIT	201,700	229,152	(12%)

Unallocated amounts:
Interest, net (2)	(34,216)	(42,834)
Corporate and other expenses	(57,767)	(50,803)
Restructuring charges, net	(6,933)	81
Acquisition/disposition related expenses	(3,120)	-

Income from continuing operations before income taxes	$99,664	$135,596

(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.
(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Income from continuing operations after income taxes	$62,640	$85,049
Restructuring charges, net	4,628	(53)
Loss on disposition of businesses	2,175	-
Income from continuing operations after
income taxes, as adjusted	69,443	84,996
Provision for income taxes, as adjusted	40,274	50,519
Income from continuing operations before income taxes, as adjusted	109,717	135,515
Interest, net	34,216	42,834

EBIT, as adjusted	143,933	178,349
Depreciation and amortization	44,300	42,496

EBITDA, as adjusted	$188,233	$220,845

Diluted earnings per share from continuing operations	$0.30	$0.40
Restructuring charges, net	0.02	-
Loss on disposition of businesses	0.01	-
Diluted earnings per share from continuing
operations, as adjusted	$0.34	$0.40

Net cash provided by operating activities	$58,366	$103,887
Capital expenditures	(40,504)	(43,908)
Restructuring payments	21,656	21,874
Pension contribution	36,731	-
Reserve account deposits	(16,253)	(20,077)
Payments related to investment divestiture	-	23,160
Other	189	-

Free cash flow, as adjusted	$60,185	$84,936

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

CONTACT:
Editorial:
Bill Hughes
Chief Communications Officer
203/351-6785
or
Financial:
Adam David
VP, Investor Relations
203/351-7175